U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   King, Gregory C.
   7990 West IH 10
   San Antonio, TX  78230
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   08/01/97
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   Valero Energy Corporation
   VLO
5. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and General Counsel
6. If Amendment, Date of Original (Month/Day/Year)
   08/01/97

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock ($.01 par value)              |9,636                 |D               |                                               |
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Common Stock ($.01 par value)              |1,419.811             |I               |401(k) and other ongoing acquisition           |
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                                           |                      |                |plans                                          |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|06/18/97 |05/30/06 |Common Stock           |10,455   |$18.4545  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(2)      |03/13/07 |Common Stock           |39,206   |$21.7186  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Performance Shares      |(3)      |01/23/00 |Common Stock           |2,400    |(3)       |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) As a result of the merger of Valero Energy Corporation ("VEC") with a subsidiary of a third party registrant, and the distribution of all of the issued and outstanding capital stock of Valero Refining and Marketing Company
("VRMC") by VEC to the stockholders of record on July 31, 1997, VRMC changed its name to Valero Energy
Corporation and commenced trading on the New York Stock Exchange on August 1, 1997 under the ticker symbol
"VLO."
(2) Options vest annually in one-third increments over three years commencing March 13, 1997.
(3) The performance shares reported were assumed by New Valero in the Merger. The performance shares vest incrementally over a three-year period and are payable in common stock in amounts ranging from 0 to 200 percent of the performance shares.
SIGNATURE OF REPORTING PERSON
Eric A. Fisher as Attorney in Fact
DATE
02/23/98